Exhibit 10(b)
Corporate Policy C-214
Issued: February 16, 2006
LESCO EXECUTIVE BONUS PLAN
POLICY:	The purpose of the LESCO Executive Bonus Plan is to promote the strategic and financial interests of LESCO and its Shareholders by providing executives with financial incentive awards for performance that contributes significantly to the success of the company, as determined by meeting or exceeding specific strategic goals.
RESPONSIBLE PARTY:  Compensation, Governance and Nominating Committee
PROCEDURE:
I. ELIGIBILITY AND PARTICIPATION
A.	Eligibility to participate in the Plan shall be limited to the executive staff associates that report directly to the Chief Executive Officer.
B.	Any executive associate that is hired or selected to participate after the start of the calendar year shall participate on a prorated basis. This is determined by multiplying the maximum bonus opportunity by a fraction, the numerator of which shall be the number of days of his/her participation in the calendar year and the denominator of which shall be 365.
C.	Suggested Participation Levels

Executive Level	Target Bonus as % of Base

CEO	60%

Direct Reports	20% - 40%
Note: The Compensation, Governance & Nominating Committee approves executive’s participation levels.
D.	Participation in the Plan as recommended and approved is not guaranteed from one year to the next.
II. PAYMENT OF BONUS AWARD EARNED
A.	Bonuses are earned after the last day of the Plan Year. The executive must be actively employed at the time of payment to receive prior Plan Year’s bonus.
B.	Termination due to retirement or death will result in a prorated incentive award upon approval of the Compensation, Governance and Nominating Committee.

Corporate Policy C-214
Issued: February 16, 2006
C.	With respect to Section I, Paragraph B above, the whole amount of the bonus earned in the Plan Year shall be paid to each eligible executive after the company’s audited financial results for such Plan Year are available, but no later than March 15th of the following year.
D.	The executive associate will not receive a bonus even when financial measures have been met, when in the judgment of the Compensation, Governance and Nominating Committee:
1.	The executive’s overall performance for the period is below expectations and did not contribute to the success of the Company.
2.	The executive has not delivered on agreed strategies and goals.
3.	The executive has violated corporate policies or has broken federal, state, and/or local laws.
4.	The Compensation, Governance and Nominating Committee determine at their discretion, that an award should not be given.
E.	Following release of the Company’s audited financial statements, the Compensation, Governance and Nominating Committee can increase, decrease or eliminate awards when it is determined that the amount of the awards is unreasonable in view of any unique circumstances or the Company’s financial performance.
F.	All payouts for eligible executives shall be at the discretion of the Compensation, Governance and Nominating Committee.
III. PLAN YEAR
A.	The Plan Year is defined as January 1st through December 31st or the fiscal year when not a calendar year.
IV. OPERATING RULES
A.	Each executive will have a target bonus that will be the amount earned for meeting the Plan’s performance measurements. The target bonus will be expressed as a percentage of actual base salary as of January 1 of the Plan Year and will be approved in advance by the Compensation, Governance and Nominating Committee.
B.	Bonus payouts will be calculated based on the attainment of corporate goals of Basic Earnings Per Share (BEPS), Return on Invested Capital (ROIC), Sales Growth Percentage over Prior Year, and a Personal Performance Goal. Weighting for each goal against total target bonus percent is outlined in the Bonus Participation Letter.

Corporate Policy C-214
Issued: February 16, 2006
C.	Attainment of each of the individual financial parameters is paid between threshold and maximum as defined in the following Payout Matrix. The matrix applies to each financial parameter: BEPS, ROIC and Sales Growth Percentage over Prior Year.
Bonus Plan Payout Matrix

	% of Target	% of Target Dollars
	Achieved	Payable	Definitions

Threshold	90%	80%	Threshold performance pays at 80% of Target Dollars target bonus up to Target.
	91%	82%
	95%	90%

Target	100%	100%	Target pays at 100% of Target Dollars.
	105%	110%
	110%	120%
	115%	130%
	120%	140%
	125%	150%
	130%	160%
	135%	170%
	140%	180%
	145%	190%

Maximum	150%	200%	Above Target pays at a 2:1 ratio up to maximum of 200% of Target Dollars.
D.	Attainment of the Personal Performance Achievement measurement is paid based on agreed goals and performance rating as defined in the following Performance Matrix. This measurement is paid only when the EBIT goal is achieved as well as the minimum achievement is reached for at least one of the three financial measures: BEPS, ROIC and/or Sales Growth Percentage over Prior Year.
Bonus Plan Individual Performance Matrix

Agreed Upon Goals /	% of Target Paid for Personal
Performance Rating	Performance Component

Doesn’t Meet (1)	0% - 20%
Meets (2)	70% - 100%
Exceeds (3)	100% - 120%
E.	Personalized Executive Bonus Plan documents will be presented to all executives that detail their approved target percent, target dollars and performance measures or individual targets for the current Plan Year.

Corporate Policy C-214
Issued: February 16, 2006
F.	Notwithstanding anything to the contrary contained herein, if actual EBIT of the Company for the Plan Year (“Actual EBIT”) is less than or equal to the Company’s EBIT goal for the Plan Year (the “EBIT Goal”), no bonuses will be paid under the Plan. If (i) Actual EBIT minus the EBIT Goal (the “Bonus Pool”) is greater than or equal to (ii) the aggregate bonus amount payable to all participants for such Plan Year (calculated based on actual performance with respect to corporate financial goals and personal performance goals during such Plan Year and without regard to this Section IV.F) (the “Aggregate Bonus Amount”), each participant shall be entitled to receive the bonus payable to such participant based on such actual performance. If Actual EBIT is greater than the EBIT Goal but the amount of the Bonus Pool is less than the Aggregate Bonus Amount, each participant shall be entitled to receive a bonus in an amount equal to (i) the Allocation Fraction multiplied by (ii) such participant’s target bonus for the Plan Year as a percentage of base salary for such Plan Year multiplied by (iii) the Bonus Pool. As used herein, the term “Allocation Fraction” means a fraction the numerator of which is an amount equal to the Bonus Pool and the denominator of which is an amount equal to the aggregate bonus amount payable to all participants for the Plan Year assuming performance at the target level with respect to all corporate financial goals and personal performance goals.
V. GUIDELINES
A.	Executive Bonus Plan participants’ base salary in effect January 1 of the Plan Year will be the basis for calculating target and actual bonus dollars.
B.	An executive who is hired or promoted after January 1st and qualifies for participation during the Plan Year will receive a payment for earned rewards (see Section I, Paragraph B) based on target bonus salary data in effect with regard to either date of hire or promotion.
C.	When an executive is on a Leave of Absence for any portion of the calendar year, the executive will participate in the Plan on a prorated basis as long as the executive is on active status for a minimum of ninety (90) days during the calendar year.
D.	Attainments of goals are based on actual results.
E.	All percentages will be rounded to the nearest tenth of a percent.
F.	Bonus awards are included as compensation for the LESCO, Inc. Stock Investment and Salary Savings and Trust (401(k) Plan) and the LESCO, Inc. Restoration Plan, but are excluded in calculating all other executive benefits.

Corporate Policy C-214
Issued: February 16, 2006
VI. RIGHT OF PARTICIPANTS AND FORFEITURE
A.	Nothing in this Plan shall:
1.	Confer upon any executive any right with respect to continuation of employment with LESCO.
2.	Interfere in any way with the right of the Company to terminate his or her employment at any time, or
3.	Confer upon any executive or any person any claim or right to any distribution under the Plan except in accordance with its terms.
B.	No right or interest of any executive in the Plan shall, prior to actual payment or distribution of such executive, be assignable or transferable in whole or part, either voluntarily or by operation of law otherwise, or be subject to payment of debts of any executive by levy, garnishment, attachment, pledge, execution, bankruptcy, or in any other manner.
VII. PLAN ADMINISTRATION
A.	The Plan shall be administered by LESCO. LESCO can at any time amend, suspend, terminate or reinstate any or all of the provisions of the Plan as may seem necessary or advisable for the administration of the Plan.
B.	The most current version of this policy as revised from time to time is the governing document for Plan interpretation. The Company is the owner of, and interprets the policy.
The Compensation, Governance and Nominating Committee must approve any exceptions to this policy.